Exhibit 99.1
FOR FURTHER INFORMATION:
David I. Vickers, Chief Financial Officer (440) 878-2941
Gayle V. Bentkowski, Senior Vice President (440) 572-8848
Ceres Group Signs Definitive Merger Agreement with
Great American Financial Resources
Cleveland, OH, May 1, 2006
Ceres Group, Inc. (NASDAQ: CERG) announced today that it has entered into a definitive merger agreement with Great American Financial Resources, Inc. (“GAFRI”) (NYSE: GFR), a 81%-owned subsidiary of American Financial Group, Inc. (NYSE: AFG) whereby GAFRI will acquire all of the outstanding shares of common stock of Ceres through a cash merger. Under the terms of the merger agreement, GAFRI will pay $6.13 in cash for each outstanding share of Ceres common stock, for a total equity price of approximately $205 million on a fully diluted basis.
“Today we begin the next evolutionary phase of the Ceres Group of companies,” said Tom Kilian, president and chief executive officer. “As a public company, one of our core objectives has always been to maximize shareholder value. Our merger with GAFRI accomplishes this objective, and we are confident that it will also provide synergies and market strength that will benefit customers and agents. Ceres and GAFRI are an excellent strategic fit. This merger will produce a much larger senior market presence and strengthened combined competitive position. We are committed to working with GAFRI on a smooth transition.”
S. Craig Lindner, president and CEO of GAFRI, commented on the transaction by saying, “The acquisition of Ceres is consistent with our strategy of using our excess capital to grow our core lines of business. We believe Ceres is a very good strategic fit with our existing supplemental health businesses. We believe that post-acquisition GAFRI will be one of the top ten producers of Medicare supplement products. In addition, the acquisition will provide opportunities for us to make annuities and other products available to the Ceres distribution network. We intend to focus on completing the Ceres acquisition while continuing to look for opportunities to grow and strengthen our core businesses through acquisitions.”
The Ceres board of directors approved the transaction. The transaction is expected to be completed in Ceres’ third fiscal quarter of 2006. The transaction is subject to the approval of Ceres’ stockholders and the Ohio and Nebraska Departments of Insurance and other customary conditions, including regulatory approvals. UBS Investment Bank and Cochran Caronia Waller LLC have acted as financial advisors to Ceres on this transaction.

Ceres Group, Inc.

Ceres has approximately 600 employees, located at its Cleveland, OH headquarters and at offices in Omaha, NE, and Mission, KS.
In connection with Ceres’ solicitation of proxies with respect to the meeting of stockholders to be called with respect to the proposed merger, Ceres will file with the Securities and Exchange Commission, and will furnish to stockholders of Ceres, a proxy statement. Stockholders are advised to read the proxy statement when it is finalized and distributed to stockholders because it will contain important information. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Ceres Group, Inc., 17800 Royalton Road, Cleveland, OH 44136, Attention: Corporate Secretary, Telephone: 440-572-2400, or from Ceres’ website, www.ceresgp.com.
Ceres and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Ceres in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Ceres’ proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Ceres’ common stock as of March 27, 2006 is also set forth in the Schedule 14A filed by Ceres on April 3, 2006 with the SEC.
About Ceres Group
Ceres Group, Inc., through its insurance subsidiaries, provides a wide array of health and life insurance products through two primary business segments. Ceres’ Medical Segment includes major medical health insurance for individuals, families, associations and small businesses. The Senior Segment includes senior health, life and annuity products for Americans age 55 and over. To help control medical costs, Ceres also provides medical cost management services to its insureds. Ceres’ nationwide distribution channels include independent and career agents, as well as electronic distribution systems. Ceres is included in the Russell 3000® Index. For more information, visit www.ceresgp.com.
About GAFRI
GAFRI is a Cincinnati-based insurance holding company with nearly $12 billion in assets. The Company’s subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Life Insurance Company (headquartered in Austin, Texas) and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. For more information, visit www.gafri.com.
This news release contains certain forward-looking statements with respect to the expected timing, completion and effects of the proposed merger. Forward-looking statements are statements other than historical information or statements of current condition. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements herein should not be regarded as representation by the company or any other person that the objectives or plans of the company will be achieved. Many factors could cause actual results to differ materially from those contemplated by such forward-looking statements, including, among others, failure to obtain stockholder approval or the failure to satisfy other closing conditions, including regulatory approval. This review of important factors should not be construed as

Ceres Group, Inc.

exhaustive. Investors and others should refer to Ceres’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q and other periodic filings, for a description of the foregoing and other factors. Ceres undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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